CHANG LEE LLP Chartered Accountants
606 - 815 Hornby Street Vancouver, B.C, V6Z 2E6 Tel: 604-687-3776 Fax: 604-688-3373 E-mail: info@changleellp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our following reports included in the filing of the Registration Statement Form S-1/A, dated September 14, 2010.

Report dated September 13, 2010, with respect to the balance sheet of Online Disruptive Technologies, Inc. as at December 31, 2009 and the related statements of operations and comprehensive loss, stockholders' deficiency and cash flows for the for the period from November 16, 2009 (date of inception) to December 31, 2009.

Report dated September 13, 2010, with respect to the consolidated balance sheets of Online Disruptive Technologies, Inc. as at June 30, 2010 and December 31, 2009 and the related consolidated statements of operations and comprehensive loss for the three months and six months ended June 30, 2010 and for the period from November 16, 2009 (date of inception) to June 30, 2010, consolidated statements of stockholders’ deficiency for the period from November 16, 2009 (date of inception) to June 30, 2010 and consolidated statements of cash flows for the six months ended June 30, 2010 and for the period from November 16, 2009 (date of inception) to June 30, 2010

Report dated September 13, 2010, with respect to the balance sheet of Relationshipscoreboard.com Entertainment, Inc. as at December 31, 2009 and the related statements of operations and comprehensive loss, stockholders' deficiency and cash flows for the for the period from November 16, 2009 (date of inception) to December 31, 2009

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, British Columbia, Canada September 14, 2010	Chartered Accountants